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                                                                     EXHIBIT 5
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                       [Letterhead of Robert S. Harkey]


     January 25, 1994



     Delta Air Lines, Inc.
     Hartsfield Atlanta International Airport
     Atlanta, Georgia  30320

               Re:  Delta Air Lines, Inc. --
                    Form S-8 Registration Statement
                    -------------------------------

     Dear Sirs:

               I am Senior Vice President-General Counsel of Delta Air Lines, Inc., a Delaware corporation (the "Company"), and as such am familiar with the actions taken by the Company in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to (i) an additional 3,000,000 shares (the "Shares") of the Company's Common Stock, par value $3.00 per share (the "Common Stock"), to be offered pursuant to the 1989 Stock Incentive Plan of Delta Air Lines, Inc., as amended through October 28, 1993 (the "Plan") and (ii) rights (the "Rights") to be issued with and attached to the Shares pursuant to the Rights Agreement dated as of October 23, 1986, as amended (the "Rights Agreement"), by and between the Company and First Chicago Trust Company of New York, successor to NationsBank of Georgia, N.A., as Rights Agent. Upon the terms and subject to the conditions set forth in the Plan, the Company may issue, subject to certain adjustments, an aggregate of 6,000,000 shares of Common Stock pursuant to stock options, stock appreciation rights, restricted stock and other stock-based awards (each, an "Award").

               In this connection, I or counsel under my supervision have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan, (ii) the Company's Certificate of Incorporation and By-Laws, (iii) the Rights Agreement, (iv) resolutions adopted by the Company's Board of Directors, and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth herein.

               Based upon the foregoing, I am of the opinion that the Shares and, assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent (as such term is defined in the Rights Agreement), the Rights attached thereto, when issued in connection with Awards under the Plan are duly authorized and, when certificates for the Shares are duly executed and delivered pursuant to an Award in accordance with the Plan, and in each case upon payment to the Company of any price for such Shares provided for in the applicable Award or the Plan (which price is assumed herein to be in no event less than the par value
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     of the Shares being issued upon such payment), the Shares and the Rights attached thereto will be validly issued, fully paid and nonassessable.

               In connection with the foregoing opinion, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

               I am qualified to practice law in the State of Georgia and I do not purport to be an expert on, or to express any opinion herein concerning, any laws other than the laws of the State of Georgia, the corporate laws of the State of Delaware and the federal laws of the United States.

               I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, I do not admit I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                  Very truly yours,

                                  /s/ Robert S. Harkey

                                  Robert S. Harkey
                                  Senior Vice President - General Counsel